EXHIBIT 23.2

ACCOUNTANTS’ CONSENT

The Board of Trustees
Archstone-Smith Trust:

We consent to incorporation by reference in the registration statement on Form S-3 of Archstone-Smith Trust of our reports dated February 6, 2002, except as to Note 17, which is as of February 15, 2002, with respect to the balance sheets of Archstone-Smith Trust (successor registrant to Archstone Communities Trust) as of December 31, 2001 and 2000, and the related statements of earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of Archstone-Smith Trust, and to the reference to our firm under the heading “Experts” in the registration statement/prospectus.

/s/	KPMG LLP

Chicago, Illinois
April 22, 2002